Exhibit 10.3

DOMINION RESOURCES, INC.

EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

As Amended and Restated
Effective October 17, 2003

DOMINION RESOURCES, INC.
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN

Purpose

The Board of Directors of Virginia Electric and Power Company determined that adoption of the Executive Supplemental Retirement Plan would assist it in attracting and retaining those employees whose judgment, abilities and experience will contribute to its continued progress. On May 19, 1983, Virginia Electric and Power Company became a wholly-owned subsidiary of Dominion Resources, Inc. The Plan was amended to reflect the reorganization of Virginia Electric and Power Company and the Plan was adopted by Dominion Resources, Inc. The Plan was amended further, effective as of October 21, 1983, to require sixty (60) months of service to be eligible for retirement benefits and to assure Participants who have attained age fifty-five (55) and who have sixty (60) months of service with the Company, or who die or become Totally and Permanently Disabled, of their benefits, so long as they remain elected officers at the time of their separation from service. The Plan was amended further, effective as of September 1, 1996, to add a vesting schedule for Participants under age 55, to change the form and timing of benefit payments, and to coordinate payments with changes in a previously established trust. The Plan was again completely amended and restated effective July 8, 2002 and subsequently amended and restated effective September 19, 2003.

Article I
Definitions

As defined herein, the following phrases or terms shall have the indicated meanings:

1.1 "Administrative Benefit Committee" means the Administrative Benefit Committee appointed to manage and administer the Plan in accordance with the provisions of Article XI hereof.

1.2 "Affiliate" means any entity that is (i) a member of a controlled group of corporations as defined in Section 1563(a) of the Code, determined without regard to Code Sections 1563(a)(4) and 1563(e)(3)(C), of which Dominion Resources, Inc. is a member according to Code Section 414(b); (ii) an unincorporated trade or business that is under common control with Dominion Resources, Inc., as determined according to Code Section 414(c); or (iii) a member of an affiliated service group of which Dominion Resources, Inc. is a member according to Code Section 414(m).

1.3 "Beneficiary" means the individual, individuals, entity, entities or the estate of a Participant which, in accordance with the provisions of Article V, is entitled to receive the benefits payable under the Plan, if any, upon the Participant's death.

1.4 "Cash Incentive Plan" means any short term incentive plan of Dominion Resources, Inc. or an Affiliate that the OCN Committee determines should be taken into account for purposes of this Plan.

1.5 "Change in Control" means with regard to each Participant at any time an event that constitutes a "Change in Control" for purposes of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc. as in effect at that time.

1.6 "Code" means the Internal Revenue Code of 1986, as amended.

1.7 "Company" means Dominion Resources, Inc., its predecessor, a subsidiary or an Affiliate.

1.8 "Final Compensation" means, with respect to a specified Participant as of a specified date, the sum of (i) the Participant's annual base salary rate then in effect and (ii) the Participant's Incentive Compensation Amount. For purposes of this definition, all components of Final Compensation are calculated without regard to any elections by the Participant to defer any amount that otherwise would have been paid to the Participant for the relevant period.

1.9 "Incentive Compensation Amount" means the target amount that may be paid to a Participant under the Cash Incentive Plan with regard to the year as of which the determination is being made. If a Participant participates in more than one Cash Incentive Plan during a year, the Participant's "Incentive Compensation Amount" will be the greatest of the target amounts designated under any plan for that year.

1.10 "OCN Committee" means the Organization, Compensation and Nominating Committee of Dominion Resources, Inc.

1.11 "Participant" means an elected officer of Dominion Resources, Inc. or an Affiliate who is designated by the OCN Committee to participate in the Plan in accordance with Article II.

1.12 "Plan" means the Dominion Resources, Inc. Executive Supplemental Retirement Plan.

1.13 "Potential Change in Control" means with regard to each Participant at any time an event that constitutes a "Potential Change in Control" for purposes of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc. as in effect at that time.

1.14 "Retirement" and "Retire" mean severance from employment with the Company at or after the attainment of fifty-five (55) years of age and the completion of sixty (60) months of service with the Company.

1.15 "Totally and Permanently Disabled" means a condition that renders a Participant eligible to receive long term disability benefits under the Company's long term disability plan that covers the Participant.

Article II
Participation

An elected officer of Dominion Resources, Inc. or an Affiliate will become a Participant in the Plan upon his or her designation as a Participant by the OCN Committee. The OCN Committee may change its designation of any individual officer as a Participant at any time; provided, however, that in any event an individual shall remain a Participant only so long as the individual remains an elected officer. The employer of a Participant will be a designated employer under the Plan.

Article III
Benefits

Subject to the provisions of Articles VII and VIII, a Participant (or the Participant's Beneficiary, if applicable) shall be entitled to benefits under this Plan as follows:

3.1 (a) If a Participant continues in the employ of the Company beyond age fifty-five (55) and after completing sixty (60) months of service, such Participant shall upon Retirement be entitled to an annual benefit equal to Twenty-Five Percent (25%) of the Participant's Final Compensation, payable in equal monthly installments for a period of one hundred twenty (120) months.

(b)  If a participant becomes Totally and Permanently Disabled prior to Retirement, regardless of such Participant's age or months of service, the Participant shall be entitled to receive a benefit equal to the amount described in Section 3.1(a).

(c)  If a Participant dies while still employed by the Company, regardless of such Participant's age or months of service, the Participant's Beneficiary shall be entitled to receive a benefit equal to the amount described in Section 3.1(a). If a Participant dies after benefit payments have commenced under Section 3.1(a) or 3.1(b), as applicable, but before receiving one hundred twenty (120) monthly payments, the remainder of such payments will be made monthly to the Participant's Beneficiary determined in accordance with Article V.

(d)  If a Participant has completed sixty (60) months of service with the Company, upon his severance from employment with the Company before the attainment of fifty-five (55) years of age, the Participant shall be entitled to a benefit equal to the benefit computed under Section 3.1(a) multiplied by the following fraction (not greater than one):

Participant's completed months of service since becoming a Participant
Total months from the date on which the individual became a Participant to the Participant's attainment of fifty-five (55) years of age.

In calculating months of service, partial months shall be disregarded. The actuarial equivalent of the benefit under this Section 3.1(d) shall be paid in a single lump sum payment. The actuarial equivalent shall be determined as provided in Section 3.2. Payment shall be made on the first day of the month following the Participant's severance from employment with the Company or as soon thereafter as administratively practicable.

3.2 (a) In lieu of the benefits described in Section 3.1(a) or 3.1(b), as applicable, a Participant may elect to receive the actuarial equivalent of the benefits (i) over a period certain which is more than ten (10) years but not greater than sixteen (16) years, or (ii) as a single lump sum payment. The actuarial equivalent of the benefits provided under Section 3.1(a) or 3.1(b) shall be computed using actuarial factors, including interest rates, as determined by the Administrative Benefit Committee. If a Participant who makes an effective election under subsection (i) above dies prior to receiving the total actuarial equivalent of the benefits described in Section 3.1(a) or 3.1(b), as applicable, the balance of such actuarial equivalent shall be paid monthly to the Participant's Beneficiary determined in accordance with Article V. If a Participant who makes an effective election under subsection (ii) above to receive benefits in a single lump sum dies prior to receiving the payment, the lump sum benefit shall be paid to the Participant's Beneficiary determined in accordance with Article V.

(b) Effective December 1, 2001, if a Participant elects to receive benefits in a single lump sum payment under Section 3.2(a), the Participant may elect to defer payment of such benefits by electing to roll over the amount of the benefits to the Dominion Resources, Inc. Executives' Deferred Compensation Plan. Payment of benefits rolled over to the Dominion Resources, Inc. Executives' Deferred Compensation Plan shall be determined under the distribution provisions of that plan.

(c) Effective January 1, 2003, if a Participant elects to receive benefits in a single lump sum payment under Section 3.2(a), the Participant may elect to defer payment of such benefits by electing to roll over the amount of the benefits to the Dominion Security Option Plan. Payment of benefits rolled over to the Dominion Security Option Plan shall be determined under the distribution provisions of that plan.

(d) The Participant must make the election under Section 3.2(a), 3.2(b) or 3.2(c) either (i) at least six (6) months prior to the commencement of the receipt of benefits or (ii) at least one (1) month prior to the commencement of the receipt of benefits if the election is approved by the Administrative Benefit Committee in its absolute discretion. Upon the denial of a Participant's election, the Participant shall receive the benefits provided under the Plan in the form that is otherwise payable absent the election. Notwithstanding the foregoing, effective December 1, 2001 for distributions prior to June 1, 2002, the Participant may elect the rollover option as described in Section 3.2(b) (regardless of whether the Participant has previously made an election to receive benefits under Section 3.2(a)), and such election shall be effective ten (10) days after the receipt of such election by the Administrative Benefit Committee.

3.3 A Beneficiary receiving benefits described in Section 3.1 or Section 3.2 may designate a beneficiary who will be entitled to receive the remaining benefits due the Beneficiary after the Beneficiary's death. Designation of a beneficiary under this Section 3.3 shall be made in accordance with Article V of the Plan.

3.4 Payment of the benefits described in Sections 3.1 and 3.2 shall commence on (or as soon as practicable after) the first day of the month next following the Retirement, other termination of employment, or death of the Participant, whichever is applicable; provided, however, that payment of the benefit described in Section 3.1(b) shall commence on (or as soon as practicable after) the first day of the month next following the Administrative Benefit Committee's determination of the Participant's Total and Permanent Disability.

3.5 It is not intended that a Participant or Beneficiary receive duplicate benefits under this Plan. Anything herein to the contrary notwithstanding, therefore, the following provisions shall apply after a Participant has received a payment of any benefits under this Plan:

(a) If a Participant ceases to be employed by the Company, receives a distribution of part or all of the benefits payable under this Plan, and is subsequently reemployed by the Company, the amount of any benefit subsequently payable to the Participant from this Plan shall be appropriately adjusted to reflect the earlier distribution.

(b) If a Participant has received an immediate lump sum payment of all benefits due to the Participant under this Plan, the Participant's Beneficiary shall not be entitled to receive any benefit under Article III or otherwise under this Plan.

(c) Any adjustment under this Section 3.5 shall be made in accordance with rules established by the Administrative Benefit Committee and applied in a uniform and nondiscriminatory manner.

3.6 All payments under the Plan shall be subject to any applicable payroll and withholding taxes.

Article IV
Coordination of Benefits

Any amount payable to a Participant or a Beneficiary under the Plan may be paid in part or in whole from any trust which is maintained by or on behalf of Dominion Resources, Inc. or an Affiliate or to which Dominion Resources, Inc or an Affiliate contributes, including without limitation any so-called "rabbi" or "secular" trust established from time to time. Dominion Resources, Inc. shall have the complete discretion to determine the source of any payment due under the Plan to any Participant or Beneficiary.

Article V
Designation of Beneficiary

5.1 A Participant may designate a Beneficiary to receive benefits due under the Plan, if any, upon the Participant's death. Designation of a Beneficiary shall be made by execution of a form approved or accepted by the Administrative Benefit Committee. In the absence of an effective Beneficiary designation, a Participant's surviving spouse, if any, and if none, the Participant's estate, shall be the Beneficiary.

5.2 A Participant may change a prior Beneficiary designation made under Section 5.1 by a subsequent execution of a new Beneficiary designation form. The change in Beneficiary will be effective upon receipt by the Administrative Benefit Committee or its designee.

5.3 A beneficiary designation or a change in beneficiary designation by a Beneficiary pursuant to Section 3.3 shall be governed by Sections 5.1 and 5.2 as if "Beneficiary" were substituted for "Participant" and "beneficiary" were substituted for "Beneficiary" therein.

Article VI
Guarantees

The Company has only a contractual obligation to make payments of the benefits described in Article III. All benefits paid by the Company are to be satisfied solely out of the general corporate assets of the Company, which assets shall remain subject at all times to the claims of its creditors. No assets of the Company will be segregated or committed to the satisfaction of its obligations to any Participant or Beneficiary under this Plan.

Article VII
Termination of Employment

7.1 The Plan does not in any way limit the right of the Company at any time and for any reason to terminate either a Participant's employment or a Participant's status as an officer. In no event shall the Plan, by its terms or by implication, constitute an employment contract of any nature whatsoever between the Company and a Participant.

7.2 Except as otherwise provided in Section 7.3, a Participant (a) who is removed or not reelected as an officer or (b) whose employment with the Company terminates for any reason other than death or Total and Permanent Disability before the Participant has completed sixty (60) months of service with the Company, shall immediately cease to be a Participant under this Plan and shall forfeit all rights under this Plan. In no event shall an individual who was a Participant but who is not an officer of a designated employer at the time of such individual's death, Retirement, Total and Permanent Disability, or other termination of employment with the Company be entitled to any benefit under the Plan. A Participant on authorized leave of absence from the Company shall not be deemed to have terminated employment or to lose the status of Participant solely as a result of such leave of absence.

7.3 Anything herein to the contrary notwithstanding, if a Participant is in the employ of a Company on the date of a Change in Control or a Potential Change in Control relating to that Company, the provisions of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc. shall control (a) the Participant's subsequent participation in this Plan and (b) the eligibility for, computation of, and payment of any benefits under this Plan to the Participant.

7.4 A Participant who ceases to be an employee of the Company and who is subsequently reemployed by the Company shall not accrue any additional benefits for periods during which he or she is not a Participant.

Article VII
Termination, Amendment or Modification of Plan

8.1 Except as otherwise specifically provided, Dominion Resources, Inc. reserves the right to amend, modify or terminate this Plan, wholly or partially, at any time and from time to time by action of its Board of Directors or its delegate; provided, however, that no such amendment, modification or termination may decrease the benefit of a Participant (or Beneficiary, if applicable) where (a) the Participant has already terminated employment at a time when a benefit is payable under the Plan or (b) the Participant has already completed sixty (60) months of service with the Company as of the date of the change and remains an elected officer of a designated employer; and further provided that with respect to a Participant who is in the employ of a Company on the date of a Change in Control or a Potential Change in Control relating to that Company, the provisions of the Employment Continuity Agreement between the Participant and Dominion Resources, Inc. shall apply to limit the ability of Dominion Resources, Inc. to amend, modify or terminate this Plan with regard to the affected Participant unless the Participant agrees to such amendment, modification or termination in writing.

8.2 Section 8.1 notwithstanding, no action to terminate the Plan shall be taken except upon written notice to each Participant to be affected thereby, which notice shall be given not less than thirty (30) days prior to such action.

8.3 Any notice which shall be or may be given under the Plan shall be in writing and shall be mailed by United States mail, postage prepaid. If notice is to be given to Dominion Resources, Inc., such notice shall be addressed to the corporate offices and sent to the attention of the Corporate Secretary. If notice is to be given to a Participant, such notice shall be addressed to the Participant's last known address.

8.4 Except as provided in Sections 7.3 and 8.1, upon the termination of this Plan, the Plan shall no longer be of any further force or effect and neither Dominion Resources, Inc. nor any Participant or Beneficiary shall have any further obligation or right under this Plan.

8.5 The rights of any individual who was a Participant and whose designation as a Participant is revoked or rescinded by the OCN Committee shall cease upon such action.

Article IX
Other Benefits and Agreements

Except as provided in Article IV with regard to the coordination of benefit payments, the benefits provided for a Participant and the Participant's Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program of the Company for its employees, and, except as may otherwise be expressly provided for, the Plan shall supplement and shall not supersede, modify or amend any other plan or program of the Company in which a Participant is participating.

Article X
Restrictions on Transfer of Benefits

No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or Beneficiary under the Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right to a benefit hereunder, then such right or benefit, in the discretion of the OCN Committee, shall cease and terminate, and, in such event, the OCN Committee may hold or apply the same or any part thereof for the benefit of such Participant or Beneficiary, his or her spouse, children, or other dependents, or any of them, in such manner and in such portion as the OCN Committee may deem proper.

Article XI
Administration of the Plan

11.1 The Plan shall be administered by the Administrative Benefit Committee, which shall have the discretionary authority to interpret the terms of the Plan and to decide factual and other questions relating to the Participant and the Participant's benefits, including without limitation questions relating to eligibility for, calculation of, and payment of benefits under the Plan. Subject to the provisions of the Plan, the Administrative Benefit Committee may adopt such rules and regulations as it may deem necessary or desirable to carry out the purposes of the Plan. The Administrative Benefit Committee's interpretation and construction of any provision of the Plan shall be final, conclusive and binding upon the Company and upon Participants and their Beneficiaries.

11.2 Dominion Resources, Inc. shall indemnify and save harmless each member of the Administrative Benefit Committee and each member of the OCN Committee against any and all expenses and liabilities arising out of membership on the respective Committee, excepting only expenses and liabilities arising out of the member's own willful misconduct. Expenses against which a member of the OCN Committee or the Administrative Benefit Committee shall be indemnified hereunder shall include without limitation, the amount of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted, or a proceeding brought or settlement thereof. The foregoing right of indemnification shall be in addition to any other rights to which any such member may be entitled.

11.3 In addition to the powers hereinabove specified, the Administrative Benefit Committee shall have the specific discretionary authority to compute and certify the amount and kind of benefits from time to time payable to Participants and their Beneficiaries under the Plan, to authorize all disbursements for such purposes, and to determine whether a Participant is Totally and Permanently Disabled so as to be entitled to a benefit under Section 3.1(b).

11.4 To enable the Administrative Benefit Committee to perform its functions, the Company shall supply full and timely information to the Administrative Benefit Committee on all matters relating to the compensation of all Participants, their retirement, death or other cause for termination of employment, and such other pertinent facts as the Administrative Benefit Committee may require.

11.5 Any responsibility or authority given under this Plan to either the Administrative Benefit Committee or the OCN Committee may be delegated by the respective committee. Any such delegation shall be in writing and shall be prospectively revocable at any time.

11.6 (a) Every Participant, retired Participant, or Beneficiary of a Participant shall be entitled to file with the Administrative Benefit Committee a claim for benefits under the Plan. The claim is required to be in writing. For purposes of this section, any action required or authorized to be taken by the claimant may be taken by a representative authorized in writing by the claimant to represent the claimant.

(b) If the claim is denied by the Administrative Benefit Committee, in whole or in part, the claimant shall be furnished written notice of the denial of the claim within ninety (90) days after the Administrative Benefit Committee's receipt of the claim or within one hundred eighty (180) days after such receipt if special circumstances require an extension of time. If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial ninety-day period explaining the special circumstances that require an extension of time and the date by which the Administrative Benefit Committee expects to render the benefit determination.

(c) Within sixty (60) days following the date the claimant receives written notice of the denial of the claim, the claimant may request the OCN Committee to review the denial. For purposes of this section, any action required or authorized to be taken by the claimant may be taken by a representative authorized in writing by the claimant to represent the claimant.

(d)     The OCN Committee shall afford the claimant a full and fair review of the decision denying the claim and shall:
        Provide, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim;
        Permit the claimant to submit written comments, documents, records and other information relating to the claim; and
        Provide a review that takes into account all comments, documents, records and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial determination.

(e)       The decision on review by the OCN Committee shall be in writing and shall be issued within sixty (60) days following receipt of the request for review. The period for decision may be extended to a date not later than one hundred twenty (120) days after such receipt if the Committee determines that special circumstances require extension. If special circumstances require an extension of time, the claimant shall be furnished written notice prior to the termination of the initial sixty-day period explaining the special circumstances that require an extension of time and the date by which the Committee expects to render its decision on review.

Article XII

Confidentiality and Noncompetition Provisions

12.1 By receiving a benefit under this Plan, a Participant agrees never directly or indirectly to disclose to any third party or use for such Participant's own personal benefit any confidential information or trade secret of the Company except and to the extent (a) disclosure is ordered by a court of competent jurisdiction or (b) the information otherwise becomes public through no action of the Participant.

12.2 By receiving a benefit under this Plan, a Participant further agrees that for a period of one (1) year following termination of employment with the Company for any reason, the Participant will not, without the specific written permission of the Company, be directly employed in, or otherwise provide services in any capacity to, any business or enterprise (including but not limited to the Participant's own business or enterprise) that engages in direct competition with the Company in any state in which the Company is at the time of the Participant's termination of employment either carrying on business or actively negotiating to enter business.

12.3 The OCN Committee (or its delegate) in its sole discretion has the authority to interpret and administered this Article XII and to determine whether a business is in competition with the Company as described in Section 12.2. In addition, a terminated Participant may request the OCN Committee to determine in advance whether a specific contemplated business or enterprise would be in competition with the Company for purposes of Section 12.2, and a response shall be provided to the Participant within a reasonable time after all relevant information is provided to enable the OCN Committee to make its determination.

12.4 If the OCN Committee determines that a terminated Participant who is receiving or has received benefits under this Plan is, within one (1) year following termination of employment and without the specific written permission of the Company, directly employed in, or otherwise providing services in any capacity to, a business or enterprise that engages in direct competition with the Company in any state in which the Company is at the time of the Participant's termination of employment either carrying on business or actively negotiating to enter business, then (a) all payments to the Participant under this Plan shall cease, (b) the Participant shall forfeit all rights to any further payments under the Plan, and (c) the Participant shall be responsible for repaying to the Plan any payments already made to the Participant that represent (i) amounts paid or payable with regard to any period for which the Participant was in competition with the Company as described herein and/or (ii) any amounts already paid that related to any future benefit that has been accelerated, in each case without regard to any payroll taxes withheld from the payment received by the Participant.

12.5 As a condition to receiving payments under the Plan, the OCN Committee may require that Participant to enter into a separate confidentiality and/or noncompetition agreement in a form acceptable to the Company.

Article XIII
Miscellaneous

13.1 The Plan shall inure to the benefit of, and shall be binding upon, Dominion Resources, Inc. and its successors and assigns, and upon a Participant, a Beneficiary, and either of their assigns, heirs, executors and administrators.

13.2 To the extent not preempted by federal law, the Plan shall be governed and construed under the laws of the Commonwealth of Virginia, without regard to its choice of law provisions.

13.3 Masculine pronouns wherever used shall include feminine pronouns and the use of the singular shall include the plural.

IN WITNESS WHEREOF, this instrument has been executed this 29th day of October, 2003.

DOMINION RESOURCES, INC.

By_/s/ Anne M. Grier_______________________ Title:_Vice President - Human Resources________